Exhibit 10.1

                                LICENSE AGREEMENT

                                     BETWEEN

                        MOUNT SINAI SCHOOL OF MEDICINE OF

                               NEW YORK UNIVERSITY

                                       and

                                PHOTOMEDEX, INC.

                                LICENSE AGREEMENT

        This License Agreement (the "Agreement") is made and effective as of April 1, 2006, (the "Effective Date"), by and between:

        MOUNT SINAI SCHOOL OF MEDICINE OF NEW YORK UNIVERSITY, a corporation organized and existing under the laws of the State of New York and having a place of business at One Gustave L. Levy Place, New York, NY 10029 ("MSSM")

                                       AND

        PHOTOMEDEX, INC., a corporation organized and existing under the laws of the State of Delaware, and having its principal office at 147 Keystone Drive, Montgomeryville, PA 18936 ("PHMD").

                                    RECITALS
                                    --------

        WHEREAS, PHMD is in the business of developing, manufacturing and marketing therapeutic laser-based instrumentation for the treatment of cardiovascular and vascular diseases and for dermatological applications designed to treat psoriasis, vitiligo, eczema and any other FDA approved clinical indication;

        WHEREAS, MSSM owns a patent for utilization of lasers for the treatment of vitiligo; and

        WHEREAS, PHMD wishes to obtain an exclusive license to use the technology covered by such patent and MSSM wishes to grant PHMD such license;

        NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.      Definitions.
        -----------

        Whenever used in this Agreement, the following terms shall have the following meanings:

        a. "Affiliate" shall mean any corporation, firm, limited liability company, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with a party to this Agreement. "Control" means ownership, directly or through one or more Affiliates, of fifty (50%) percent or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty (50%) percent or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

        b. "Calendar Year" shall mean any consecutive period of twelve(12) months commencing on the first day of January of any year.

        c. "DXR" shall mean Net Sales of treatment access codes which are targeted for application under CPT codes 96920, 96921 and 96922 or such other CPT codes as may, during the term of this Agreement, be designated for laser-specific codes for inflammatory skin diseases, including psoriasis, and treatment access codes targeted for application under any CPT codes which may be specially designated for treatment of vitiligo. DXR shall be measured on a cumulative basis from and after the Effective Date.

        d. "Field" shall mean the use of Licensed Products and Services and Patent Rights for the treatment of patients diagnosed with vitiligo.

        e. "Intellectual Property Rights" means collectively all United States and worldwide inventions, trade secrets, data, processes, techniques, procedures, formulae, protocols and information, whether or not patentable, mask work rights, moral rights, patents, trademarks, service marks, trade names, trade dress, logos, copyrights, rights of inventorship, all applications, registrations and renewals in connection with any of the above, database rights, know-how, rights of authorship, rights of publicity and/or privacy, rights under unfair competition and unfair trade practices laws, and all other intellectual and industrial property rights related thereto.

        f. "License" shall mean the license under the Patent Rights set forth in Section 2.

        g. "Licensed Products and Services" shall mean any product one of whose uses is covered in whole or in part by one or more Valid Claims or that is discovered, developed or made using a method or process that is covered in whole or in part by a Valid Claim (a "Licensed Product") and any service, or part thereof, that is covered in whole or in part by one or more Valid Claims (a "Licensed Service").

        h. "Net Sales" shall mean the total amount invoiced by PHMD or any Affiliate or sub-licensee of PHMD for sales by such party of excimer laser products and service fees for the use of such products in the Territory to any third party, after deduction of all the following to the extent applicable to such sales;

                (i) trade, cash and quantity credits, discounts, refunds or rebates;

                (ii)    allowances or credits for returns;

                (iii)   sales commissions;

                (iv) taxes, excise duties or other governmental charges reflected on the related invoice (other than income taxes) levied on, absorbed or otherwise imposed on the transfer of laser products or services, and

                (v) freight, postage, or insurance, charges actually borne by the seller.

        i. "Patent Rights" shall mean U.S. Patent No 6,979,327 "Treatment of vitiligo", and U.S. Patent Application Serial No. 11/174,437, and any divisionals, continuations, continuations-in-part, extensions, supplemental protection certificates, substitutions, re-examinations, renewals, reissues, and any and all claims under patents and patent applications corresponding thereto, including without limitation all foreign patent filings and Letters Patent issued thereon.

        j. "Royalties" or "Royalty" means that Royalties due to MSSM by PHMD pursuant to Section 3.a or Section 3.b.

        k. "Sublicense Fees" means all payments received by PHMD from its sub-licensees as described in Section 3.c.

        l. "Survey Provider" shall mean an entity selected and appointed pursuant to this Agreement for the purpose of conducting an audit or survey to determine VR for any Calendar Year.

        m. "Territory" means the United States of America, together with its possessions and territories.

        n. "Valid Claim" means any claim under any issued patent within the Patent Rights, that has not been donated to the public, disclaimed, (to the extent that it is not disclaimed) canceled, withdrawn, abandoned, revoked, or finally rejected or otherwise found unpatentable or held invalid or unenforceable by an unreversed and unappealable decision or judgment by a court other appropriate body of competent jurisdiction.

        o. "VR" shall mean Net Sales of treatment access codes which are presumptively or in fact used in the treatment of vitiligo. If treatment access codes are sold for targeted application under CPT codes which may be specially developed for the treatment of vitiligo, then such sales are presumptively included in VR and are the exclusive measure. If treatment access codes are sold for targeted use under CPT codes 96920, 96921 and 96922 or such other CPT codes as may, during the term of this Agreement, be designated for laser-specific codes for inflammatory skin diseases, including psoriasis, then PHMD shall be obliged to determine, through annual survey or other means, which of such sales were in fact used in the treatment of vitiligo and therefore become VR.

2.      The License.
        -----------

        a. Subject to the terms and conditions hereinafter set forth, MSSM hereby grants to PHMD and PHMD hereby accepts from MSSM an exclusive, except as otherwise set forth in Section 2.e below, license, with the right to sublicense pursuant to Sections 2.b, 2.c and 2.d under the Patent Rights, to develop, make, use, sell, offer for sale, import or otherwise develop Licensed Products and Services for use in the Field in the Territory.

        b. PHMD shall be entitled to grant sub-licenses under the License on terms and conditions not inconsistent with this Agreement (except that the rate of Royalty may be at higher rates than those set forth in this Agreement):
(i) to Affiliates, and (ii) to any third parties for consideration and in arms-length transactions.

        c. All sub-licenses shall only be granted by PHMD pursuant to a written agreement, a true and complete copy of which shall be submitted by PHMD to MSSM as soon as practicable after the signing thereof. Each sub-license granted by PHMD hereunder shall be subject and subordinate to the terms and conditions of this License Agreement and shall contain, inter alia, the following provisions:

                (i) the sub-license shall expire automatically on the termination of the License;

                (ii) the sub-license shall not be assignable, in whole or in part; and

                (iii) the sub-licensee shall not be entitled to grant further sub-licenses.

        d. Any such sub-license agreement shall also include the text of Sections 9 and 10 of this Agreement and shall state that MSSM is an intended third party beneficiary of such sub-license agreement for purposes of enforcing such indemnification and insurance provisions.

        e. The License shall be subject to (i) a non-exclusive license for non-commercial, academic, research and educational purposes in favor of the U.S. Government to the extent required by Title 35 U.S.C.A. Section 200 et seq., and 15 CFR Section 368 et seq. or as otherwise required by virtue of use of federal funding in support of inventions claimed within the Patent Rights, and (ii) a right and license retained by MSSM on behalf of itself and its faculty, students and academic research collaborators to practice and utilize such Patent Rights and the Licensed Products and Services for its own bona fide research, including sponsored research and collaborations. The retained rights granted in this
Section 2.e shall not give MSSM the right to offer or grant rights in the Field under the Patent Rights to third parties.

        f. Except for the License expressly provided in Section 2.a above, neither party hereto will, as a result of this Agreement, obtain any ownership interest in, or any other right or license to, any existing technology, patents, or confidential information, of the other party.

3.      License Fees.
        ------------

        In consideration for the grant of the License hereunder,

        a. From and after the Effective Date, unless and until MSSM shall have given PHMD an election to cause Royalties to be calculated as provided in
Section 3.b below, PHMD shall pay to MSSM Royalties at the rate of [redacted] of DXR, and [redacted] on DXR over [redacted], and [redacted] on DXR over [redacted] through thee term of this Agreement.

        b. At any time up to and including the fourth (4th) anniversary of the Effective Date, MSSM shall have the right, by notice given to PHMD, to elect to cause Royalties under the Agreement to be calculated in accordance with this
Section 3.b, which election will become effective as of the calendar quarter which commences immediately following the date of such election, as follows:
[redacted] of VR.

        c. In the event PHMD grants sub-licenses under the Patent Rights, as permitted pursuant to Sections 2.b, 2.c and 2.d, and receives remuneration under any rights to the manufacture, use or sale of the Patent Rights, other than payments for Royalties payable under any such rights, then PHMD shall pay to MSSM, [redacted] of all consideration related directly to the use of Patent Rights under such sub-license or similar agreement that PHMD receives from such sub-licensees or other parties, other than payments received as Royalties for Net Sales by the applicable sub-licensee or other party, including, without limitation: (a) Contract Signature Payments, (b) Technology Premium Equity Payments, (c) Third Party Milestone Payments, or (d) Maintenance Fees. As used in this Section 3.c, the term "Contract Signature Payment" means license initiation fees and all other non-recoupable (against Royalties) and non-refundable up-front payments made to PHMD in connection with a sublicense or similar agreement; "Technology Premium Equity Payment" means payments to PHMD, that directly relate to and are stated as consideration under a sub-license or similar agreement, equal to A x (B-C), where "A" is the number of PHMD shares of stock or other units of equity purchased by the sub-licensee, "B" is the unit price paid by the sublicense, and "C is the fair market value of the equity which shall be the average closing price of PHMD Common Stock for the 10 trading days immediately preceding the date such sub-license is executed, or, if there is no trading market for the security issued, the good faith determination of the PHMD's board of directors as to its fair market value; "Third Party Milestone Payments" means payments made to PHMD upon fulfillment by PHMD or the sub-licensee of designated development objectives or regulatory requirements relating directly to use of the Patent Rights in connection with a sub-license or similar agreement; "Maintenance Fees" means payments (such as annual minimum Royalties provided such annual minimum Royalties are not recoupable against Royalties actually paid to PHMD, or if recoupable against Royalties, then only to the extent not recouped) made by sub-licensees to PHMD to preserve, or to avoid a forfeiture of rights under, the sublicense agreement.

        d. PHMD shall, within ninety (90) days from the last day of each June and December in each Calendar Year during the term of the License, submit to MSSM a full and detailed report of Royalties or Sublicense Fee payments due MSSM under the terms of this Agreement for the preceding half year (the "Semi-Annual Report"), setting forth the Net Sales, DXR and VR and lump sum payments and all other payments or consideration from sub-licensees upon which such Royalties or Sublicense Fee payments are computed and including at least the following:

                (i) the aggregate amount of its Net Sales during the semi-annual period, including Net Sales of Affiliates and sub-licensees, broken down into DXR and VR,

                (ii) the deductions permitted to arrive at Net Sales as provided by this Agreement,

                (iii) a calculation of the Royalties due in respect of such Net Sales; and

                (iv) payments received in respect of sublicensing for which a Sublicense Fee payment is due, as described in Section 3.c above, and computations and deductions therefrom of amounts due to MSSM in respect of such payments.

                If no Royalties or Sublicense Fee payments are due, a statement shall be sent to MSSM stating such fact. The full amount of any Royalties or Sublicense Fee payments due to MSSM for the preceding half-year shall accompany each such report on Royalties or Sublicense Fee payments. PHMD, its Affiliates that sub-license the Patent Rights and all its other sub-licensees shall keep for a period of at least five years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to MSSM from PHMD pursuant to terms of this Agreement.

        e. At the request and expense of MSSM, PHMD shall permit (and shall require its sub-licensees to permit) an independent certified or chartered public accountant appointed by MSSM, at reasonable times and upon reasonable notice, to examine the records of PHMD (and its sub-licensees) to the extent necessary to verify Royalty calculations made hereunder; provided, however, that such examination shall be at the expense of PHMD if it reveals a discrepancy in the amount of Royalties to be paid in MSSM's favor of more than [redacted]. Results of such examination shall be made available to both PHMD and MSSM.

4.      Determination of VR.
        -------------------

        a. Within ninety (90) days following the Effective Date, PHMD shall provide MSSM with a written statement setting forth its good faith estimate of what it anticipates VR to be during the first Calendar Year of this Agreement. In each subsequent Calendar Year, VR shall, on or prior to March 1 of such Calendar Year, provide MSSM with a written statement setting forth its good faith estimate of what it anticipates VR to be during for such Calendar Year based upon its internal data collection efforts for the prior year (which data it will share with MSSM, and its reasonable projection for the change in the amount of VR from such prior year; provided that PHMD shall be relieved of this obligation if MSSM shall not have made an election under Section 3.b on or prior to the fourth (4th) anniversary of the Effective Date. If and to the extent that MSSM makes the election contemplated by Section 3.b, the semi-annual payments of Royalties in each Calendar Year shall initially be based upon PHMD's good faith estimate of VR for such Calendar Year, subject to adjustment as provided below based upon the conclusions of the Survey Provider.

        b. Not later than July 1 of the first Calendar Year in which the Effective Date occurs and in each Calendar Year thereafter continuing through the term of this Agreement until such time as vitiligo specific CPT codes shall have been established, provided that PHMD shall be relieved of this obligation if MSSM shall not have made an election under Section 3.b on or prior to the fourth (4th) anniversary of the Effective Date, PHMD and MSSM shall, upon MSSM's request, agree upon and appoint a Survey Provider to conduct a survey to determine VR for such Calendar Year. Given that as of the Effective Date there are no vitiligo-specific CPT codes, the Survey Provider shall determine VR by means of an annual survey of access codes sold for targeted application under CPT codes 96920, 96921 and 96922.

If PHMD and MSSM have been unable to agree upon a mutually acceptable Survey Provider within 30 days of such date, the Survey Provider for such Calendar Year shall be selected as follows: PHMD and MSSM shall each select an independent auditor from a national accounting firm and such two auditors shall mutually determine an appropriate third party to be the Survey Provider. In all cases, the Survey Provider shall be engaged on behalf of both PHMD and MSSM to conduct a market survey to determine, based upon appropriate statistical sampling methods and interviews with doctors, VR for such Calendar Year. At the time of such engagement, representatives of PHMD and MSSM may meet with the Survey Provider to review the scope of sampling and survey methodology that such Survey Provider proposes to employ in conducting such survey, and each may offer suggestions which it deems appropriate, provided, that the ultimate decisions on sampling and methodology shall be those of the Survey Provider. PHMD shall make available to the Survey Provider details of its Net Sales for the applicable Calendar Year as well as such data in its possession as the Survey Provider may reasonably request in connection with its conduct of such market survey. PHMD and MSSM shall bear equally the costs and fees of the Survey Provider, provided that in no event will MSSM be responsible for any amount [redacted] of the Royalties actually due and paid by PHMD to MSSM for such Calendar Year.

        c. To assist the Survey Provider, PHMD will determine the feasibility of revamping the software of the installed laser base such that a customer would have to record on the laser computer screen what disease (e.g. psoriasis, vitiligo, leukoderma, etc.) is to be treated before the treatment is conducted. This would enable a person at the laser computer screen to call up data on what treatments were performed, sorted by disease state. Though contractually the customer would be obliged to call up and report such data to PHMD, it may prove infeasible to depend on this, and therefore PHMD may have to depend on its own field service technicians to gather the data in the course of their maintenance visits. Such data would be compiled into an annual survey, subject to sampling techniques. The revamp should substantially diminish the need, and attendant costs, for a third-party survey; for this reason, costs of writing and testing the software would be treated like survey costs, split [redacted], subject to the foregoing [redacted] cap. Costs of installation in the field should be minimal, inasmuch as they would be done as part of routine maintenance calls. The costs, schedule and feasibility for the development and implementation of such a proposal have not been determined as of yet. If the revamping is deemed feasible, then PHMD will use its best efforts to implement the revamp within the first [redacted] of the License.

        d. PHMD and MSSM shall instruct the Survey Provider to present the results of its market survey and its determination of VR in a written report to PHMD and MSSM by no later than March 31 following the Calendar Year for which such survey has been conducted. The determination of VR for a given Calendar Year by the Survey Provider shall be final and binding upon both PHMD and MSSM.

        e. In the event that vitiligo-specific CPT codes are adopted, then for any Calendar Year that commences from and after the date on which such vitiligo-specific CPT codes are adopted, PHMD shall itself conduct an annual survey to determine VR and shall design treatment access codes targeted for such CPT codes, and sales of such access codes shall be the presumptive measure of VR. As to any such Calendar Year, to the extent it elects to do so, MSSM may, at its own expense, engage a Survey Provider to conduct a survey to determine VR for such Calendar Year, and if and to the extent that the survey conducted by such Survey Provider yields a VR which exceeds that determined by PHMD by more than [redacted], then the cost of such Survey Provider shall be borne by PHMD and the determination of such Survey Provider as to VR for such Calendar Year shall be final and binding upon both PHMD and MSSM.

        f. If and to the extent that MSSM has elected to have Royalties calculated on the basis specified in Section 3.b, then within thirty (30) days after the delivery by the Survey Provider of its report on VR for the prior Calendar Year, PHMD shall deliver a certificate to MSSM, prepared by its Chief Financial Officer, setting forth a calculation of the Royalties due to MSSM based upon such actual VR for such Calendar Year (as compared to the estimated calculations made in good faith by PHMD). Such certificate shall be accompanied by a payment to MSSM of the amount, if any, by which Royalties for such Calendar Year, based upon the actual VR determined by the Survey Provider, exceeds the semi-annual amounts paid by PHMD to MSSM in respect of Royalties during such Calendar Year. If such certificate shows that the amounts paid by PHMD to MSSM as semi-annual payments during such Calendar Year exceeds the Royalties payable based upon such actual VR, PHMD shall, in its discretion, credit such excess against the next successive semi-annual Royalty payments due to MSSM or demand that MSSM refund such excess and in such case MSSM shall pay PHMD such excess within thirty (30) days of PHMD's request.

5.      Method of Payment.
        -----------------

        a. Royalties and Sublicense Fee payments due to MSSM hereunder shall be paid to MSSM in United States dollars. To the extent that the underlying consideration for a sale or other remuneration is received by PHMD in the form of equity or other non-cash consideration, then the Royalty or Sublicense Fee payment, as the case may be, shall be made as follows: (i) to the extent that such equity or other non-cash consideration is freely transferable without restriction, such as in the case of publicly-traded securities, then the applicable Royalties or Sublicense Fee shall be remitted as the applicable percentage of the equity or other non-cash consideration received by PHMD, and
(ii) to the extent that such equity or other non-cash consideration is not freely transferable, then PHMD shall within fifteen (15) days select an independent appraiser, reasonably acceptable to MSSM, to value such consideration and upon such valuation, PHMD shall pay in United States dollars the value, as determined by the independent appraiser, of the applicable percentage of the equity or other non-cash consideration received by PHMD, within thirty (30) days of such valuation. The cost of such independent appraiser shall be borne by PHMD. No late payment penalties shall be assessed and PHMD shall not be deemed in breach of its payment obligations hereunder during the period that the independent appraiser is conducting its valuation.

        b. PHMD shall be responsible for prompt payment to MSSM of all Royalties due on Net Sales by the sub-licensees of PHMD, within the time period set forth in Section 3.d.

        c. As to sales occurring in currencies other than U.S. Dollars, Net Sales shall first be calculated in the currency in which sale occurred and then converted to U.S. Dollars at the closing buying rate for such currency as of the last business day of the six-month period for which Royalties are due, as set forth in the Wall Street Journal for such date.

6.      Confidential Information.
        ------------------------

        a. During the term of this Agreement, it may be necessary for one party to disclose "Confidential Information" to the other. For purposes of this Agreement, "Confidential Information" is defined as all information, data and know-how, or financial and business information disclosed by one party (the "Disclosing Party") to the other (the "Receiving Party"), either embodied in tangible materials (including writings, drawings, graphs, charts, photographs, recordings, structures, technical and other information) marked "Confidential" or, if initially disclosed orally, which is reduced to writing marked "Confidential" within ten (10) days after initial oral disclosure, other than that information which is:

                (i) known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party's business records; or

                (ii) at the time of disclosure, or thereafter becomes, published or otherwise part of the public domain without breach of this Agreement by the Receiving Party; or

                (iii) obtained from a third party who has the legal right to make such disclosure and without any confidentiality obligation to the Disclosing Party; or

                (iv) independently developed by the Receiving Party without the use of Confidential Information received from the Disclosing Party and such independent development can be documented by the Receiving Party; or

                (v) disclosed to governmental or other regulatory agencies in order to obtain patents, provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations, and further provided that any such patent applications shall be filed in accordance with the terms of this Agreement; or

                (vi) required by law, regulation, rule, act or order of any governmental authority to be disclosed.

        b. The Receiving Party agrees that at all times and notwithstanding any termination, expiration, or cancellation hereunder, it will hold the Confidential Information of the Disclosing Party in strict confidence, and will use all reasonable safeguards to prevent unauthorized disclosure by its employees and agents. Notwithstanding the foregoing, the parties recognize that industry standards with respect to the treatment of Confidential Information may not be appropriate in an academic setting. However, MSSM agrees to retain Confidential Information of PHMD in the same manner and with the same level of confidentiality as MSSM retains its own Confidential Information.

        c. The Receiving Party will maintain reasonable procedures to prevent accidental or other loss, including unauthorized publication of any Confidential Information of the Disclosing Party. The Receiving Party will promptly notify the Disclosing Party in the event of any loss or unauthorized disclosure of the Confidential Information.

        d. Upon written request, the Receiving Party will promptly return to the Disclosing Party all documents or other tangible materials representing Confidential Information and all copies thereof.

        e. The Receiving Party will immediately notify the Disclosing Party in writing, if it is requested by a court order, a governmental agency, or any other entity to disclose Confidential Information in the Receiving Party's possession. The Disclosing Party will have an opportunity to intervene by seeking a protective order or other similar order, in order to limit or prevent disclosure of the Confidential Information. The Receiving Party will disclose only the minimum Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the Disclosing Party.

7.      Development and Commercialization.
        ---------------------------------

        a. PHMD undertakes to use commercially reasonable efforts to promote the regular commercial production, use, and sale of the Licensed Products and Services and otherwise commercialize the Licensed Products and Services in the Field.

        b. Without limiting the foregoing, PHMD shall spend no less than $150,000 in the first 12 months following the Effective Date in promotion of the XTRAC laser for use in the treatment of psoriasis and vitiligo. Out of such expenditures, PHMD may pay travel expenses and honoraria of MSSM personnel who independently agree to join such promotion efforts, including for example distinguishing the superiority of the use of XTRAC lasers for the treatment of psoriasis and vitiligo over non-laser, or so-called "lamp", alternatives and in assisting in procuring vitiligo-specific CPT codes; provided that neither such MSSM personnel nor PHMD shall use the name of MSSM in any such promotion efforts in violation of the provisions of Section 15 of this Agreement.

        c. Within sixty (60) days after each anniversary of the Effective Date, PHMD shall provide MSSM with written reports on all activities and actions undertaken by PHMD to commercialize the Licensed Products and Services during the preceding twelve (12) month period.

8.      Patent Rights.
        -------------

        a. If either party to this Agreement acquires information that a third party is infringing one or more of the Patent Rights, the party acquiring such information shall promptly notify the other party to Agreement in writing of such infringement.

        b. In the event of infringement of the Patent Rights, PHMD shall have the right, but not the obligation, to bring suit against the infringer. Should PHMD elect to bring suit against an infringer and MSSM is joined as party plaintiff in any such suit, MSSM shall have the right to approve the counsel selected by PHMD to represent PHMD, such approval not to be unreasonably withheld. The expenses of such suit or suits that PHMD elects to bring, including any expenses of MSSM incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by PHMD and PHMD shall hold MSSM free, clear and harmless from and against any and all costs of such litigation, including attorney's fees. PHMD shall not compromise or settle such litigation without the prior written consent of MSSM which shall not be unreasonably withheld or delayed.

        c. If PHMD shall undertake the enforcement or defense of the Patent Rights by litigation, PHMD may withhold Royalties otherwise thereafter due MSSM hereunder and apply the same toward reimbursement of [redacted], including reasonable attorney's fees, in connection therewith, provided, however, that in no event shall such withholding reduce the amount of the Royalty otherwise payable by PHMD by [redacted].

        d. If PHMD exercises its right to sue, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, the amount of said funds shall be added to the amount of Net Sales for the calendar quarter in which such recovery was made.

        e. If PHMD does not bring suit against said infringer pursuant to subsection b, above, or has not commenced negotiations with said infringer for discontinuance of said infringement, within ninety (90) days after receipt of such notice, MSSM shall have the right, but not the obligation, to bring suit for such infringement and to join PHMD as a party plaintiff, in which event MSSM shall hold PHMD free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys' fees. In the event MSSM brings suit for infringement of the Patent Rights, MSSM shall have the right to first reimburse itself out of any sums recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, MSSM shall promptly pay to PHMD an amount equal [redacted] and MSSM shall be entitled to receive and retain the balance of the remainder of such recovery.

        f. Each party shall have the right to be represented by counsel of its own selection, at its sole expense, in any suit for infringement of the Patent Rights instituted by the other party to this Agreement under the terms hereof.

        g. PHMD shall cooperate fully with MSSM at the request of MSSM, including, by giving testimony and producing documents lawfully requested in the course of a suit prosecuted by MSSM for infringement of the Patent Rights; provided MSSM shall pay all reasonable expenses (including attorneys' fees) incurred by PHMD in connection with such cooperation. MSSM shall cooperate with PHMD in the prosecution of a suit by PHMD for infringement of the Patent Rights, provided that PHMD shall pay all reasonable expenses (including attorneys' fees) involved in such cooperation.

9.      Liability and Indemnification.
        -----------------------------

        a. PHMD shall indemnify, defend and hold harmless MSSM and its trustees, officers, directors, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments: (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by PHMD or by a licensee, Affiliate or agent of PHMD of any Licensed Product and Service, or (ii) arising out of any other activities to be carried out pursuant to this Agreement.

        b. PHMD's indemnification under Section 9.a(i), above, shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees. PHMD's indemnification under
Section 9.a(ii), above, shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the gross negligence or intentional misconduct of the Indemnitees.

        c. PHMD shall, at its own expense, provide attorneys reasonably acceptable to MSSM to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

10.     Security for Indemnification.
        ----------------------------

        a. From and after the Effective Date, PHMD shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than five million ($5,000,000) dollars per incident and five million ($5,000,000) dollars annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for PHMD's indemnification under Section 9 of this Agreement. The minimum amounts of insurance coverage required under this
Section 10 shall not be construed as a limit of PHMD's liability with respect to its indemnification under Section 9 of this Agreement.

        b. PHMD shall provide MSSM with written evidence of such insurance upon request of MSSM. PHMD shall provide MSSM with written notice at least sixty
(60) days prior to the cancellation, non-renewal or material change in such insurance; if PHMD does not obtain replacement insurance providing comparable coverage within such sixty (60) day period effective immediately upon notice to PHMD, MSSM shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.

        c. PHMD shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by PHMD or by a sub-licensee, Affiliate or agent of PHMD, and (ii) a reasonable period after the period referred to in (c)(i) above which in no event shall be less than seven years.

11.     Term and Termination.
        --------------------

        a. This Agreement shall come into force as of the Effective Date. Unless sooner terminated as provided herein, this Agreement shall expire on the expiration of the last to expire of a U.S. patent issued under the Patent Rights.

        b. At any time prior to expiration of the term of this Agreement either party may terminate this Agreement forthwith for Cause upon notice to the other party. "Cause" for termination of this Agreement shall be deemed to exist if either MSSM or PHMD materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within sixty (60) days or, in the case of failure to pay any amounts due hereunder, thirty (30) days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either MSSM or PHMD discontinues its business or becomes insolvent or bankrupt.

        c. Except as otherwise set forth in this Agreement, any amount payable hereunder by one of the parties to the other, which has not been paid by its due date of payment shall bear interest from its due date of payment until the date of actual payment, at the Prime Rate prevailing at the Citibank, Inc., New York, New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

        d. Upon termination of this Agreement, all rights in and to the Patent Rights shall revert to MSSM.

        e. Termination of this Agreement shall not relieve the parties of any obligation occurring prior to such termination.

        f. Sections 6, 9, 10, 15 and 16 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

12.     Patent Expenses.
        ---------------

        a. PHMD shall be responsible for and shall pay all expenses relating to the filing, prosecution and maintenance of the Patent Rights, both those incurred up to the Effective Date as well as those reasonable expenses incurred after the Effective Date. Schedule 1 attached hereto contains a summary of all such expenses which have been incurred by MSSM prior to the Effective Date. The aggregate amount expenses reflected on such Schedule I shall be paid by PHMD to MSSM in eighteen (18) equal monthly installments, the first such payment being made by PHMD to MSSM on the Effective Date and each subsequent installment to be paid by PHMD to MSSM on the first day of each month following the Effective Date. All of such expenses incurred by MSSM on or after the Effective Date shall periodically be invoiced by MSSM to PHMD and such invoices shall be paid by PHMD to MSSM within thirty (30) days of receipt of each such invoice.

        b. MSSM, at PHMD's expense, shall complete the filing of any pending patents or patent applications based upon the Patent Rights, if any, through counsel selected by MSSM ("Patent Counsel"). MSSM will supervise and control all prosecution and maintenance of the Patent Rights, and Patent Counsel shall provide copies of all documents relating to the prosecution and maintenance of the Patent Rights to MSSM and PHMD.

13.     Representation and Covenants.
        ----------------------------

        a. MSSM hereby represents, warrants, and covenants to the PHMD hereto that it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

        b. PHMD hereby represents, warrants and covenants to MSSM that it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

        c. Each of MSSM and PHMD hereby represents, warrants and covenants to the other party hereto as follows:

                (i) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action;

                (ii) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

                (iii) the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof is not prohibited and does not and will result in a breach of any of the terms and provisions of, or constitute a default under, (i) a loan agreement, guaranty, financing agreement, agreement affecting a product, or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

                (iv) the execution, delivery and performance of this Agreement by such party does not require the consent, approval, or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority, and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such party;

                (v) this Agreement has been duly authorized, executed and delivered and constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles; and

                (vi) it shall comply with all applicable material laws and regulations relating to its activities under this Agreement.

                (vii) Each party represents that performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by a party prior to the execution of this Agreement.

        d. Except as otherwise expressly provided herein, MSSM hereby represents, warrants and covenants to PHMD that:

                (i) MSSM has the full right, power and authority to grant all of the right, title and interest in the License; and

                (ii) there are no judgments or settlements against or owed by MSSM, or any pending or threatened claims or litigation relating to MSSM's interest in the Patent Rights.

14.     Assignment.
        ----------

        PHMD shall not have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of MSSM to such assignment, such consent not to be unreasonably withheld. Notwithstanding the previous sentence, PHMD may assign this Agreement to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, with prompt written notice to MSSM of any such assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors and assigns.

15.     Use of Name.
        -----------

        Neither party may use the name of the other or the other's Affiliates in any publicity or advertising. A party may issue a press release or otherwise publicize or disclose this Agreement or the confidential terms and conditions hereof only with the prior written consent of the other party.

16.     Miscellaneous.
        -------------

        a. In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 U.S.C.A. Section 200 et seq.

        b. If any provision of this Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.

        c. This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects under the laws of the State of New York. Any and all disputes hereunder shall be brought and resolved solely in the state or federal courts located in New York, NY in the Borough of Manhattan. Both parties irrevocably submit to the jurisdiction of the state and federal courts located in New York, New York for any action or proceeding regarding this Agreement, and all parties waive any right to object to the jurisdiction or venue of the courts in New York, New York.

        d. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

                To MSSM:    Mount Sinai School of Medicine
                            of New York University
                            Attention: Executive Director,
                            Office of Industrial Liaison
                            One Gustave L. Levy Place
                            New York, New York 10029-6574
                            Facsimile No.:  (212) 348-3116

                Copy to:    Corporate Counsel (at the same address)

                To PHMD:    PhotoMedex, Inc.
                            Attn: Jeffrey O'Donnell, Chief Executive Officer 147 Keystone Drive
                            Montgomeryville, PA 18936
                            Facsimile No.: (215) 619-3209

                Copy to:    Jenkens & Glichrist, LLP
                            12100  Wilshire Boulevard, 15th Floor
                            Los Angeles, California 90025
                            Attn:  Jeffrey P. Berg, Esq.
                            Facsimile No.: (310) 820-8859

                or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed to have been received by the addresses on the date of delivery if personally delivered or ten (10) days after having been sent by registered or certified mail, return receipt requested.

        e. This Agreement, the exhibits and schedules attached hereto shall constitute the entire Agreement between the parties with respect to the subject matter hereof and no variations, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto. This Agreement supersedes any and all prior or contemporaneous agreements or understandings, whether oral or written, between PHMD and MSSM.

        f. The failure of a party to enforce any of its rights hereunder or at law shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other party, unless such waiver is in writing and signed by the party to be charged.

        g. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

        h. The relationship between the parties is only that of a licensor and licensee and all parties are independent contractors notwithstanding any joint activities set forth in this Agreement. Neither PHMD on the one hand nor MSSM on the other hand is the agent or legal representative of the other party, and neither party has the right or authority to bind the other party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

        i. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

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                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MOUNT SINAI SCHOOL OF MEDICINE                               PHOTOMEDEX, INC.
OF NEW YORK UNIVERSITY


By:                                     By:
      --------------------------              -------------------------------
                                              Jeffrey O'Donnell

Date:                                   Date:
      --------------------------              -----------------------------

                [SIGNATURE PAGE TO PHOTOMEDEX LICENSE AGREEMENT]